Exhibit 10.3

Badger Meter, Inc. 2021 Omnibus Incentive Plan
Form of Restricted Stock Award Agreement

Form of Award Agreement

You have been selected to be a 20__ Participant in the Badger Meter, Inc. 2021 Omnibus Incentive Plan (the “Plan”), as specified below.   THIS AWARD AGREEMENT, EFFECTIVE UPON THE BELOW-MENTIONED DATE OF GRANT, IS BEING EXECUTED SUBJECT AND PURSUANT TO THE TERMS OF THE PLAN AND, IF THERE IS ANY INCONSISTENCY OR CONFLICT, THE PLAN SHALL CONTROL.  Capitalized terms used in this Award Agreement that are not defined herein are defined in the Plan.

Participant:   ____________ (“You”)

Number of Restricted Shares:  _______

Date of Grant:  ___________

Fair Market Value per Share on Date of Grant:  $__________

Restriction Period Ends:  ____________

1.

Grant of Restricted Stock:  The Company grants you Restricted Shares as set forth above.  Unless the Company otherwise determines, the Company (or its transfer agent) will make an appropriate book entry representing your Restricted Shares until the end of the Restriction Period.

2.

Restriction Period:  During the Restriction Period, you may not sell, transfer, pledge or assign (other than by will or by the laws of descent and distribution) your Restricted Shares.  On the last day of the Restriction Period, your Restricted Shares will vest and become freely transferable (subject to applicable federal, state, and local, domestic or foreign, securities laws or any additional restrictions imposed by the Compensation Committee of the Company’s Board of Directors (the “Committee”)), provided you are employed by the Company on such date.  If you terminate employment, which includes retirement, prior to the end of the Restriction Period, your Restricted Shares granted herein will be forfeited except as provided below; provided, however, that the Committee, in its sole discretion, shall have the right to permit the vesting of all or any portion of the unvested Restricted Shares held by you at the time of such employment termination, subject to such terms as the Committee, in its sole discretion, deems appropriate.

3.

Removal of Restrictions:  Upon the vesting of your Restricted Shares, the Company will transfer or release your Shares to you in such manner as it deems appropriate, which may include making an appropriate book entry, removing any stop-transfer order or other restriction, as appropriate, transferring your Shares to a brokerage account or delivering a stock certificate or stock certificates representing your Shares to you.

4.

Voting Rights and Dividends:  During the Restriction Period, to the extent applicable, you may exercise full voting rights and are entitled to receive any or all dividends and other distributions paid with respect to the Restricted Shares while they are held, as determined by the Committee; provided that any such dividends or other distributions shall remain subject to the same restrictions on transferability and forfeiture as apply to the Restricted Shares until the end of the Restriction Period.
5.

Termination of Employment Due to Death or Disability:  In the event that your employment is terminated due to death or disability (within the meaning of Section 22(e)(3) of the Code) prior to the end of the Restriction Period, all Restricted Shares then unvested shall immediately vest one hundred percent (100%), and thereafter such Shares shall be freely transferable by you, subject to applicable federal and state securities laws.

6.	Change of Control: Upon a Change of Control, the provisions of Section 18 of the Plan, as amended or supplemented, shall apply.
7.

Severability:  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8.	Miscellaneous:
(a)

This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations that the Committee adopts for administration of the Plan.  By signing below, you acknowledge and agree that you have received a copy of the Plan and that the Administrator is authorized to administer, construe, interpret and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, your heirs, beneficiaries and estate.

(b)	The Committee may amend this Award Agreement as provided in the Plan.
(c)

You agree that it is your responsibility to pay all applicable taxes related to this grant of Restricted Shares for the locale in which you reside.  The provisions of Section 17 of the Plan, as amended or supplemented, shall apply.  You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.  You may be able to alter the tax consequences of the acquisition of the Restricted Shares by filing an election under Section 83(b) of the Code.  Such election may be filed only within thirty (30) days after the Grant Date.  You should consult with your tax advisor to determine the tax consequences of acquiring the Restricted Shares and the advantages and disadvantages of filing the Code Section 83(b) election.  You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives make this filing on your behalf.

(d)

To the extent that the receipt of the Restricted Shares or the vesting of the Restricted Shares results in income to you for federal, state or local income tax purposes, you shall make arrangements satisfactory to the Company for the satisfaction of applicable withholding taxes, which may, if permitted or required by the Company, include delivering by check or money order (or a combination of these forms) to the Company at the time the Company is obligated to withhold taxes such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations or arranging for the sale of Shares and delivery of proceeds to the Company in such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so at such time, the Company has the right and authority to deduct or withhold from other compensation payable to you (including the Restricted Shares) an amount sufficient to satisfy its withholding obligations or to cause the Restricted Shares to be forfeited.

(e)

You agree to take all steps necessary to comply with all applicable provisions of any law, including federal and state securities law and Company policy in exercising your rights under this Award Agreement.

(f)

To the extent not preempted by federal law, the validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the internal laws of the State of Wisconsin without giving effect to the principles of conflicts of law.  For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts sitting in the State of Wisconsin.

(g)

By accepting this Award Agreement, you agree that the Award serves as additional consideration for, and is contingent on your compliance with the following restrictive covenants and that, if you breach any of them, you will forfeit this Award and any Shares received hereunder.  You agree not to compete with Badger Meter, Inc. or its subsidiaries (referred to for purposes of this subsection 9(g) as “Badger Meter”), without the prior written authorization of Badger Meter, Inc., for the longer of (i) one year after the termination of your employment; or (ii) as otherwise provided for under the terms and conditions of any other restrictive covenant agreement that you are a party to (the applicable restriction period referred to as “Restricted Period” for purposes of this subsection 9(g)).  Furthermore, you agree that during the Restricted Period you will not, either for your own account or for the account of any other person directly or indirectly: (iii) solicit, induce, attempt to hire, or hire any employee or contractor of Badger Meter with whom you supervised or had substantial business contact with or (iv) solicit or accept business which competes with Badger Meter from any of Badger Meter’s customers, suppliers or partners.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed as of the Date of Grant.

BADGER METER, INC.

By:
Name:	Kenneth C. Bockhorst
Title:	Chairman, President and CEO

PARTICIPANT

(Participant)

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